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                                                                    EXHIBIT 3.31


                          CERTIFICATE OF INCORPORATION

                                       of

                               SNG HOLDINGS, INC.


         The undersigned incorporator, in order to form a corporation under the General Corporation Law of the State of Delaware, certifies as follow:

         1.      Name.  The name of the corporation is SNG HOLDINGS, INC.

         2.      Address; Registered Agent.  The address of the
Corporation's registered office is 32 Loockerman Square, Suite L-100, City of Dover 19901, County of Kent, State of Delaware; and its registered agent at such address is The Prentice-Hall Corporation System, Inc.

         3. Purposes. The nature of the business and purposes to be conducted or promoted by the Corporation are to engage in, carry on and conduct any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

         4. Number of Shares. The total number of shares of stock that the Corporation shall have authority to issue is: one thousand (1,000), all of which shall be shares of Common Stock, par value one cent ($.01) each.

         5. Name and Address of Incorporator. The name and mailing address of the incorporator are: Heather L. Short, Osborn Communications Corporation, 405 Lexington Avenue 54th Floor, New York, NY 10174.

         6. Election of Directors. Members of the Board of Directors may be elected either by written ballot or by voice vote.

         7. Personal Liability. The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph (7) of subsection (b) of
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subsection 102 of the General Corporation Law of the State of Delaware, as the
same may be amended and supplemented.

         8. Indemnification. The Corporation shall, to the fullest extent permitted by the provisions of subsection 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterest directors of or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has cased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

         9. Adoption, Amendment and/or Repeal of By-Laws. The Board of Directors may from time to time (after adoption by the undersigned of the original by-laws of the Corporation) make, alter or repeal the by-laws of the Corporation; provided, that any by-laws made, amended or repealed by the Board of Directors may be amended or repealed, and any by-laws may be made, by the stockholders of the Corporation.

         IN WITNESS WHEREOF, this Certificate has been signed on this 1st day of November, 1991.

                                                  /s/ Heather L. Short
                                                  -----------------------------
                                                  Heather L. Short
                                                  Incorporator




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